EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") effective the 28th day of October, 1996, by and between OPTEK TECHNOLOGY, INC., a Delaware corporation, with principal executive offices at 1215 West Crosby Road, Carrollton, Texas 75006 (hereinafter referred to as the "Company") and RICHARD DAHLBERG, an individual residing at 2732 Greywood Lane, Plano, Texas 75057 (hereinafter referred to as "Executive");

                           W I T N E S S E T H:

     WHEREAS, Executive wishes to continue to be employed by the Company, and Executive and the Company desire to enter into an agreement relating to such employment;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, it is agreed as follows:

     1. Employment. The Company employs Executive, and Executive accepts employment by the Company, subject to the terms and conditions set forth herein.

     2. Term. Subject to the provisions hereof, the term of Executive's employment by the Company under this Agreement shall be for a period of two (2) years commencing on the date hereof; provided, however, that at the end of each year of employment, the term of employment shall be extended for an additional one-year period unless, on or prior to the date three (3) months prior to the end of such year of employment, the Company shall give written notice to Executive or Executive shall give written notice to the Company of an intention to terminate this Agreement, in which event the term of employment shall comprise only the remaining one year and three months of the then existing term of employment. The term of Executive's employment hereunder, including any continuation or extension of the original term, is hereinafter referred to as the "Employment Period."

     3. Position and Duties. During the Employment Period, Executive shall serve as Vice President, Engineering of the Company, with such assignments, powers and duties as are assigned or delegated to him by the Board of Directors of the Company. Such assignments, powers and duties may, from time to time, be modified by the Company, as needs may require. Executive shall also, at the request of the Company, perform similar services for any Affiliate (as hereinafter defined) of the Company without additional compensation. Executive agrees to devote his full time, skill, attention and energy to the business affairs of the Company and its Affiliates to advance the best interests of the Company and its Affiliates and shall not hold any other salaried position during the Employment Period.

     Nothing contained herein shall be construed to prevent Executive from investing his assets in any form or manner or from serving on the Boards of other corporations or charitable organiza-tions or holding uncompensated positions with professional, academic or industry organizations, provided such investments and activities do not unreasonably interfere with Executive's perfor-mance of services on behalf of Company hereunder. As used in this Agreement, the term "Affiliate" of the Company means any person or corporation that, directly or indirectly through one or more intermediaries, is controlled by the Company.

     4.   Compensation.

     (a) For all services rendered by Executive to the Company during the Employment Period, the Company shall pay Executive a salary at the rate of One Hundred Thousand Dollars ($100,000.00) per year, payable, subject to such withholding as may be required by law, in installments in accordance with the Company's customary payroll practices.

     (b) In addition, Executive shall be entitled to receive such bonuses, based upon the performance of the Company as compared to its annual budget, as shall be determined by duly adopted resolu-tion of the Board of Directors of the Company or its duly autho-rized Committees (the "Board"), which resolution may be adopted either before or after actual performance against the budget has been determined.

     (c) Executive shall be entitled to such salary increases, further compensation and reasonable expenses incurred in connection with business of the Company, if any, as shall be authorized by the Board.

     5. Office Facilities. During the Employment Period, the Company will furnish Executive, without charge, suitable office facilities for the purpose of performing his duties hereunder, which facilities shall include secretarial, telephone, clerical and support personnel and services and shall be similar to those furnished to employees of the Company having comparable positions.

     6.   Fringe Benefits; Vacations.

     (a) During the Employment Period, Executive shall be entitled to participate in or receive benefits under such pension, medical and life insurance and other employee benefit plans of the Company which may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other employees of the Company having comparable positions.

     (b) Executive shall be entitled to twenty days of vacation with pay during each year of employment, which vacation time shall accrue pro rata during each year of employment according to the portion of such year of employment during which Executive has served.

     7. Expenses. Subject to such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company and compliance therewith by Executive, Executive is authorized to incur reasonable and necessary expenses in the performance of his duties hereunder, and the Company will reimburse Executive for such reasonable out-of-pocket expenses upon the presentation by Executive of a reasonably itemized account and receipts satisfactory to the Company.

     8.   Termination by Company.

     (a) If Executive dies during the Employment Period, Company shall pay to:

          (i) the surviving spouse of Executive in the event of his death, for so long as she survives; or,

          (ii) the estate of Executive if Executive's spouse does not survive him, or dies before expiration of the Employment
     Period,

all amounts payable to Executive hereunder through the date of death and the amounts which would otherwise be payable to Executive pursuant to Section 4(a) hereof during the thirty (30) day period immediately following the date of death, less any amounts payable to Executive (or such spouse or estate) pursuant to any insurance programs provided for Executive's benefit with premiums paid by Company. All other rights of Executive under this Agreement shall terminate concurrently with his death.

     (b) The Company may terminate the employment of Executive at any time upon written notice to Executive if Executive has (i) breached an express term or provision of this Agreement and has failed to remedy such breach within thirty (30) days of receipt by Executive of notice of such breach; (ii) habitually neglected the duties that Executive is required to perform under the terms of this Agreement at any time within ninety (90) days after having received a written notice from the Company that Executive has so neglected such duties; or (iii) willfully violated reasonable and substantial rules governing employee performance at any time within ninety (90) days after having received a written notice from the Company that Executive has so violated such rules. In the event of termination of Executive's employment pursuant to this Section 8(b), Executive shall continue to receive salary at the rate specified in Section 4(a) and, to the extent permitted by the applicable plans, to participate in the benefits described in
Section 6 on a month-to-month basis thereafter until (i) Executive shall have obtained subsequent employment or (ii) the expiration of an additional period of three months from the date of such termination, whichever time period is shorter.

     (c) If Executive commits any act of criminal misconduct, whether or not related to Executive's duties hereunder, or any clearly dishonest, disloyal or criminal act toward the Company or its Affiliates, the Employment Period and Executive's salary and other rights under this Agreement or as an employee of the Company shall terminate without severance pay or other obligation on the part of Company upon written notice from the Company to Executive, but such termination shall not affect the liability of Executive by reason of his misconduct or dishonest, disloyal or criminal conduct.

     (d) Notwithstanding anything to the contrary contained herein, the Employment Period and the Executive's salary and other rights under this Agreement or as an employee of the Company shall not be deemed to have been terminated pursuant to either Section 8(b) or (c) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Pre-change Directors of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in Section 8(b) or
(c).

     (e) Nothing herein shall be construed to reduce or abrogate any rights Executive may have pursuant to the Consolidated Omnibus Budget Reduction Act of 1985.

     9.   Termination by Executive.

     (a) The Employment Period may be terminated by Executive, if the Company fails to perform its duties hereunder or fails to comply with any of the provisions hereof, thirty (30) days after giving written notice to Company stating the nature of such non-performance or non-compliance, unless Company shall have remedied such non-performance or non-compliance with such thirty (30) days notice period.

     (b) The Executive shall be entitled to terminate his employment hereunder at any time that (A) a change in control of the Company (as defined below) has occurred and (B) there has occurred, without the express written consent of the Executive:

          (i) a substantial alteration in the nature or status of the title, position, duties or responsibilities of Executive from those in effect immediately prior to the change in control of the Company;

          (ii) a reduction by the Company in the Executive's salary as in effect on the date hereof or as the same may be in-creased from time to time;

          (iii) the relocation of the Company's principal executive offices to a location outside the Dallas Metropolitan Area or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the change in control of the Company;

          (iv) the failure by the Company to continue in effect any compensation plan in which the Executive was participating immediately prior to the change in control, or the failure by the Company to continue the Executive's participation therein;

          (v) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's employee stock ownership, life insurance, medical, health-and-accident, or disability plans, as well as vacation, travel and club privileges in which the Executive was participating at the time of a change in control of the Company or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Execu-tive of any material fringe benefits enjoyed by the Executive immediately before the time of the change in control of the Company; or

          (vi) any purported termination of the Executive's employment which is not effected in accordance with the requirements of Section 8 and, for purposes of this Agreement, no such purported termination shall be effective.

     (c)  Upon termination of the Employment Period pursuant to
Section 9(a) or 9(b), the Company shall pay to Executive in one lump sum on the fifth (5th) day following such termination, cash in an amount equal to the lesser of (i) the total compensation provided for under this Agreement for the balance of the then effective Employment Period and (ii) the amount that is one dollar ($1.00) less than the amount which would be deemed a "parachute payment" to Executive under the Internal Revenue Code of 1986, as amended, to be paid in consideration of Executive's election to terminate his employment with the Company and to release in full all rights as an employee of the Company.

     (d) Upon the occurrence of any change in control of the Company, all options awarded to Executive under the Company's Long-Term Stock Investment Plan which are not then vested shall become fully vested.

     (e) For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, or any other actual change in the control of the Company (whether by merger, consolida-tion, acquisition of assets or stock or otherwise); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of the Company's common stock as of the date of this Agreement, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing more than forty-five percent (45%) of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors, (ii) a change occurs in ownership of more than forty-five percent (45%) in book value of the Company's assets, or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such two year period constituted the Board of Directors of the Company, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period (collectively, "Pre-Change Directors"), cease for any reason to constitute a majority of the Company's Board of Directors.

     10.  Intellectual Property Rights.

     (a) Executive hereby assigns, transfers, and conveys his entire right, title, and interest in any and all Intellectual Property which he makes or conceives, whether as a sole inventor or originator or as a joint inventor or originator with others, whether made within or out of usual working hours or upon the premises or elsewhere, during the Employment Period. Executive understands that "Intellectual Property" as used herein includes information of a technical or a business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company, or its divisions, subsidiaries, Affiliates, or related entities.

     (b) Either during or subsequent to Executive's employment, upon the request and at the expense of the Company, and for no remuneration in addition to that due Executive pursuant to this Agreement, but at no expense to him, Executive agrees to execute, acknowledge, and deliver to the Company, its nominee, or its attorneys any and all instruments which in the judgment of the Company, its nominee, or its attorneys may be necessary or desirable to secure or maintain for the benefit of the Company or its nominee adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any Intellectual Property embraced within this Agreement, including but not limited to: (1) domestic and foreign patents and copyright applications, (2) any other applications for securing, protecting, or registering any property rights embraced within this Agreement, and (3) powers of attorney, assignments, oaths, affirmations, supplemental oaths and sworn statements; and further agrees to assist the Company, its nominee, or its attorneys as required to draft said instruments, to obtain said rights, and to enforce said rights.

     (c) Executive further agrees to disclose to the Company promptly in writing any and all ideas, designs, inventions, improvements, and developments, when conceived or made in whole or in part, by him and to maintain adequate and current records thereof.

     11. Arbitration. The Company and Executive agree to submit to binding arbitration any controversy or claim arising out of or relating to this Agreement or the breach thereof or any other matter relating in any manner to the relationship between the Company and Executive or the termination of such relationship or otherwise arising from or relating to any practices or procedures of the Company or conduct of the Company or its agents toward Executive, including but not limited to tortious claims and statutory claims. Such arbitration shall be conducted in the City of Dallas, Texas, in accordance with the Model Employment Arbitra-tion Procedures then in effect or, if such have been repealed, the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     12.  Certain Arbitration Procedures.

     (a) The parties shall cooperate to the fullest extent practicable in the voluntary exchange of documents and information to expedite any such arbitration. Any request for documents or other information should be specific, relate to the matter in controversy, and afford the party to whom the request is made a reasonable period of time to respond without interfering with the time set for the hearing.

     (b)  Document Production and Information Exchange.

          (i) Any party may serve a written request for infor-mation or documents ("information request") upon another party twenty (20) business days or more after the non-complaining party has received notice of the institution of arbitration proceedings. The requesting party shall serve the information request on all parties and file a copy with the arbitrator(s). The parties shall endeavor to resolve disputes regarding an information request prior to serving any objection to the request. Such efforts shall be set forth in the objection.

          (ii) Unless a greater time is allowed by the requesting party, information requests shall be satisfied or objected to within thirty (30) calendar days from the date of service.
     Any objection to an information request shall be served by the objecting party on all parties and filed with the arbitrator(s).

          (iii) Any response to objections to an information re-quest shall be served on all parties and filed with the arbitrator(s) within ten (10) calendar days of receipt of the objection.

          (iv) Upon the written request of a party whose infor-mation request is unsatisfied, the matter will be referred by the arbitrator(s) to either a pre-hearing conference under subsection (d) of this section or to a selected arbitrator under subsection (f) of this section.

     (c) At least ten (10) calendar days prior to the first scheduled hearing date, all parties shall serve on each other copies of documents in their possession they intend to present at the hearing and shall identify witnesses they intend to present at the hearing. The arbitrators may exclude from the arbitration any documents not exchanged or witnesses not identified. This paragraph does not require service of copies of documents or identification of witnesses which parties may use for cross-examination or rebuttal.

     (d)(i) Upon the written request of a party or an arbitrator, a pre-hearing conference shall be scheduled. The arbitrator(s) shall set the time and place of a pre-hearing conference and appoint a person to preside. The pre-hearing conference may be held by telephone conference call. The presiding person shall seek to achieve agreement among the parties on any issue which relates to the pre-hearing process or to the hearing, including but not limited to exchange of information, exchange or production of documents, identification of witnesses, identification and exchange of hearing documents, stipulation of facts, identification and briefing of contested issues, and any other matters which will expedite the arbitration proceedings.

     (ii) Any issues raised at the pre-hearing conference that are not resolved may be referred to a single member of the arbitration panel for decision.

     (e) The arbitrator(s) shall apply such rules of procedure in addition to the preceding rules as the arbitrator(s) think appropriate under the circumstances, provided that both parties shall be entitled to representation by counsel, to appear and present written and oral evidence and argument, and to cross-examine witnesses presented by the other party, and the arbitrator(s) shall provide written reasons for the determination rendered.

     (f) The arbitrators (if more than one) may appoint a single member of the arbitration panel to decide all unresolved issues under this Section 11. Such arbitrator shall be authorized to act on behalf of the panel to issue subpoenas, direct appearances of witnesses and production of documents, set deadlines for compli-ance, and issue any other ruling which will expedite the arbitra-tion proceedings. Decisions under this section shall be made upon the papers submitted by the parties, unless the arbitrator calls a hearing. The arbitrator may elect to refer any issue under this section to the full panel.

     13. Waiver of Breach. The waiver by the either party of a breach of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach by the other party.

     14. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs and legal representatives.

     15. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

     16. Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibi-tion or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     17. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Texas.

     18. Notice. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, at the address listed above for such party, or to such other address as such party shall have specified by notice to the other party hereto as provided in this Section.

     19. Entire Agreement. Except as specifically set forth below, this Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     20. Amendment. This Agreement may not be changed orally, but only in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     21. Limitations. No suit, action, arbitration or other proceeding based upon or arising out of this Agreement shall be maintainable in any court of law or equity or before any arbitra-tor(s) or other adjudicator(s) unless the same be commenced within two (2) years after the calendar date upon which the claim giving rise to such suit, action, arbitration or other proceeding arose.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

                              OPTEK TECHNOLOGY, INC.


                              By:

                              Print Name:

                              Title:



                              RICHARD DAHLBERG